KIT MANUFACTURING COMPANY
                   1994 STOCK OPTION PLAN




I.   THE PLAN

     1.1  Purpose.

          The purpose of this Plan is to promote the success of the Company by providing an additional means through the grant of Options to attract, motivate, retain and reward key employees, including officers, whether or not directors, of the Company with awards and incentives for high levels of individual performance and improved financial performance of the Company. Capitalized terms are defined in Article IV.

     1.2  Administration and Authorization; Power and
          Procedure.

          (a) Committee. This Plan shall be administered by and all Options to Eligible Employees shall be authorized by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or by written consent of its members.

          (b)  Options; Interpretation; Powers of Committee.
Subject to the express provisions of this Plan, the Committee shall have the authority:

          (i)  to determine from among those persons
     eligible the particular Eligible Employees who will receive any Options;

          (ii) to grant Options to Eligible Employees, determine the price at which securities will be offered and the amount of securities to be offered to any of such persons, and determine the other specific terms and conditions of such Options consistent with the express limits of this Plan, and establish the installments (if any) in which such Options shall become exercisable, or determine that no delayed exercisability is required, and establish the events of termination of such Options;

          (iii) to approve the forms of Option Agreements
     (which need not be identical either as to type of award or among Eligible Employees);

          (iv) to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Eligible Employees under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan;

          (v) to cancel, modify, or waive the Corporation's rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Options held by Eligible Employees, subject to any required consent under Section 3.6;

          (vi) to accelerate or extend the exercisability or extend the term of any or all such outstanding Options within the maximum ten-year term of Options under
     Section 1.6; and

          (vii) to make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

          (c) Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, the Board or the Committee relating or pursuant to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board or Committee, or officer of the Corporation or any Subsidiary, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Board and Committee may act in their absolute discretion in matters within their authority related to this Plan.

          (d)  Reliance on Experts.   In making any
determination or in taking or not taking any action under this Plan, the Committee or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Corporation. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

          (e)  Delegation.  The Committee may delegate
ministerial, non-discretionary functions to individuals who are officers or employees of the Company.

     1.3  Participation.

          Options may be granted by the Committee only to those persons that the Committee determines to be Eligible
Employees. An Eligible Employee who has been granted an Option may, if otherwise eligible, be granted additional
Options if the Committee shall so determine.  Non-Employee
Directors shall not be eligible to receive any Options.

     1.4  Shares Available for Options; Share Limits.

          (a) Shares Available. Subject to the provisions of Section 3.2, the capital stock that may be delivered under this Plan shall be shares of the Corporation's authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. The shares may be delivered for any lawful consideration.

          (b) Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to Options granted to Eligible Employees under this Plan shall not exceed 150,000 shares. The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 150,000 shares. The maximum number of shares of Common Stock subject to Options granted during any calendar year to any individual under this Plan shall not exceed 70,000 shares. Each of the foregoing numerical limits shall be subject to adjustment as contemplated by this Section 1.4 and 3.2.

          (c)  Calculation of Available Shares and
Replenishment. Shares subject to outstanding Options shall be reserved for issuance. If any Option to acquire shares of Common Stock shall expire or be cancelled or terminated without having been exercised in full, the unpurchased, unvested or undelivered shares subject thereto shall again be available for the purposes of the Plan, subject to any applicable limitations under Rule 16b-3. If the Corporation withholds shares of Common Stock pursuant to Section 3.5, the number of shares that would have been deliverable with respect to an Option but that are withheld pursuant to the provisions of Section 3.5 may in effect not be issued, but the aggregate number of shares issuable with respect to the applicable Option and under the Plan shall be reduced by the number of shares withheld and such shares shall not be available for additional Options under this Plan.

     1.5  Grant of Options.

          Subject to the express provisions of this Plan, the Committee shall determine the number of shares of Common Stock subject to each Option, and the price to be paid for the shares. Each Option shall be evidenced by an Option Agreement signed by the Corporation and, if required by the Committee, by the Eligible Employee.

     1.6  Option Period.

          Each Option and all executory rights or
obligations under the related Option Agreement shall expire on such date (if any) as shall be determined by the Committee, but not later than ten (10) years after the Option Date.

     1.7  Limitations on Exercise of Options.

          (a)  Provisions for Exercise.  Unless the
Committee otherwise provides, no Option shall be exercisable until at least six months after the initial Option Date, and once exercisable an Option shall remain exercisable until the expiration or earlier termination of the Option.

          (b) Procedure. Any exercisable Option shall be deemed to be exercised when the Secretary of the Corporation receives written notice of such exercise from the Eligible
Employee, together with any required payment made in accordance with Section 2.2(a).

          (c) Fractional Shares/Minimum Issue. Fractional share interests shall be disregarded, but may be accumulated. The Committee, however, may determine that cash, other securities, or other property will be paid or transferred in lieu of any fractional share interests. No fewer than 100 shares may be purchased on exercise of any Option at one time unless the number purchased is the total number at the time available for purchase under the Option.

     1.8  Acceptance of Notes to Finance Exercise.

          The Corporation may, with the Committee's approval, accept one or more notes from any Eligible
Employee in connection with the exercise or receipt of any outstanding Option; provided that any such note shall be subject to the following terms and conditions:

          (a) The principal of the note shall not exceed the amount required to be paid to the Corporation upon the exercise or receipt of one or more Options under the Plan and the note shall be delivered directly to the Corporation in consideration of such exercise or receipt.

          (b)  The initial term of the note shall be
     determined by the Committee; provided that the term of the note, including extensions, shall not exceed a period of 10 years.

          (c) The note shall provide for full recourse to the Eligible Employee and shall bear interest at a rate determined by the Committee but not less than the applicable imputed interest rate specified by the Code.

          (d) If the employment of the Eligible Employee terminates, the unpaid principal balance of the note shall become due and payable on the 10th business day after such termination; provided, however, that if a sale of such shares would cause such Eligible Employee to incur liability under Section 16(b) of the Exchange Act, the unpaid balance shall become due and payable on the 10th business day after the first day on which a sale of such shares could have been made without incurring such liability assuming for these purposes that there are no other transactions by the Eligible Employee subsequent to such termination.

          (e) If required by the Committee or by applicable law, the note shall be secured by a pledge of any shares or rights financed thereby in compliance with applicable law.

          (f)  The terms, repayment provisions, and
     collateral release provisions of the note and the pledge securing the note shall conform with applicable rules and regulations of the Federal Reserve Board as then in effect.

          1.9  No Transferability.

          (a)  Limit on Exercise.  The Committee may permit
Options to be exercised by and paid to certain persons or entities related to the Eligible Employee who are transferees of the Eligible Employee without consideration pursuant to such conditions and procedures as the Committee may establish and (for Options intended to satisfy the conditions of Rule 16b-3) as may be permitted under Rule
16b-3.

          (b)  Limit on Transfer.  No Option shall be
transferrable by the Eligible Employee or shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than to the Corporation), except (i) by will or the laws of descent and distribution or pursuant to a QDRO, (ii) pursuant to another exception to transfer restrictions expressly permitted by the Committee and set forth in the Option Agreement (or an amendment thereto), (iii) in the case of Options intended to satisfy conditions of Rule 16b-3 as permitted by Rule 16b-3, and (iv) in the case of Incentive Stock Options, as permitted by the Code. Any attempted transfer in violation of these provisions shall be void and the Corporation shall disregard any attempt at transfer, assignment or other alienation prohibited hereby.

          (c) Designation of Beneficiary. The designation of a Beneficiary hereunder shall not constitute a transfer for these purposes.

          (d) Exceptions. The restrictions on exercise and transfer above shall not be deemed to prohibit the authorization by the Committee of "cashless exercise" procedures with unaffiliated third parties who provide financing for the purpose of exercise of Options consistent with applicable legal restrictions and Rule 16b-3, nor to the extent permitted by the Committee, transfers for estate and financial planning purposes, notwithstanding that the inclusion of such features may render the particular Options ineligible for the benefits of Rule 16b-3, nor, in the case of Participants who are not Section 16 persons, transfers to such other persons or in such other circumstances as the Committee may in the Option Agreement or other writing expressly permit.


II.  OPTIONS.

     2.1  Grants.

          One or more Options may be granted under this Article to any Eligible Employee. Each Option granted may be either an Option intended to be an Incentive Stock
Option, or not so intended, and such intent shall be indicated in the applicable Option Agreement.

     2.2  Option Price.

          (a) Pricing Limits. The purchase price per share of the Common Stock covered by each Option shall be determined by the Committee at the time of the grant of the Option, but in the case of Incentive Stock Options shall not be less than 100% (110% in the case of an Eligible Employee who owns or is deemed to own under Section 424(d) of the Code more than 10% of the total combined voting power of all classes of stock of the Corporation) of the Fair Market Value of the Common Stock on the date of grant.

          (b) Payment Provisions. The purchase price of any shares purchased on exercise of an Option granted under this Article shall be paid in full at the time of each purchase in one or a combination of the following methods: (i) in cash or by electronic funds transfer; (ii) by check payable to the order of the Corporation; (iii) if authorized by the Committee or specified in the applicable Option Agreement, by a promissory note of the Eligible Employee consistent with the requirements of Section 1.8; (iv) by notice and third party payment in such manner as may be authorized by the Committee; or (v) by the delivery of shares of Common Stock of the Corporation already owned by the Eligible Employee, provided, however, that the Committee may in its absolute discretion limit the Eligible Employee's ability to exercise an Option by delivering such shares. Shares of Common Stock used to satisfy the exercise price of an Option shall be valued at their Fair Market Value on the date of exercise.

     2.3  Limitations on Grant and Terms of Incentive Stock
Options.

          (a)  $100,000 Limit.  To the extent that the
aggregate "fair market value" of stock with respect to which Incentive Stock Options first become exercisable by an Eligible Employee in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Company or any parent corporation, such options shall be treated as nonqualified stock options. For this purpose, the "fair market value" of the stock subject to options shall be determined as of the date the options were awarded. In reducing the number of options treated as incentive stock options to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

          (b) Option Period. Each Option and all rights thereunder shall expire no later than ten years after the Option Date.

          (c) Other Code Limits. There shall be imposed in any Option Agreement relating to Incentive Stock Options such terms and conditions as from time to time are required in order that the Option be an "incentive stock option" as that term is defined in Section 422 of the Code.

     2.4  Limits on 10% Holders.

          Notwithstanding the foregoing, no Incentive Stock
Option may be granted to any person who, at the time the Option is granted, owns (or is deemed to own under Section
424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such Option is at least 110% of the Fair
Market Value of the stock subject to the Option and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

     2.5 Option Repricing/Cancellation and Regrant/Waiver of Restrictions.

          Subject to Section 1.4 and Section 3.6 and the specific limitations on Options contained in this Plan, the Committee from time to time may authorize, generally or in specific cases only, for the benefit of any Eligible Employee any adjustment in the exercise or purchase price, the number of shares subject to, the restrictions upon or the term of, an Option granted under this Article by cancellation of an outstanding Option and a subsequent regranting of an Option, by amendment, by substitution of an outstanding Option, by waiver or by other legally valid means. Such amendment or other action may result among other changes in an exercise or purchase price which is higher or lower than the exercise or purchase price of the original or prior Option, provide for a greater or lesser number of shares subject to the Option, or provide for a longer or shorter vesting or exercise period.


III. OTHER PROVISIONS.

     3.1  Rights of Eligible Employees and Beneficiaries.

          (a)  Employment Status.  Status as an Eligible
Employee shall not be construed as a commitment that any Option will be made under this Plan to an Eligible Employee or to Eligible Employees generally.

          (b) No Employment Contract. Nothing contained in this Plan (or in any other documents related to this Plan or to any Option) shall confer upon any Eligible Employee any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause, but nothing contained in this Plan or any document related hereto shall adversely affect any independent contractual right of such person without his or her consent thereto.

          (c) Plan Not Funded. Options payable under this Plan shall be payable in shares of the Corporation, and (except as provided in Section 1.4(b)) no special or separate reserve, fund or deposit shall be made to assure payment of such Options. No Eligible Employee, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Option hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Eligible Employee, Beneficiary or other person. To the extent that an Eligible Employee, Beneficiary or other person acquires a right to receive payment pursuant to any Option hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

     3.2  Adjustments; Acceleration.

          (a) Adjustments. If there shall occur any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash, Common Stock, other securities, or other property), or any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Corporation, or there shall occur any other like corporate transaction or event in respect of the Common Stock or a sale of substantially all the assets of the Corporation as an entirety, then the Committee shall, in such manner and to such extent (if any) as it deems appropriate and equitable (1) proportionately adjust any or all of (a) the number and type of shares of Common Stock (or other securities) which thereafter may be made the subject of Options (including the specific maxima and numbers of shares set forth elsewhere in this Plan), (b) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Options, (c) the grant or exercise price of any or all outstanding Options, (d) the securities deliverable upon exercise of any outstanding Options, or (2) in the case of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, make provision for a cash payment or for the substitution or exchange of any or all outstanding Options or securities deliverable to the holder of any or all outstanding Options based upon the distribution or consideration payable to holders of the Common Stock of the Corporation upon or in respect of such event; provided, however, in each case, that with respect to Incentive Stock Options, no such adjustment shall be made which would cause the Plan to violate Section 424 of the Code or any successor provisions thereto.

          (b)  Acceleration of Options Upon Change in
Control. As to any Eligible Employee, unless prior to a Change in Control Event the Committee determines that, upon its occurrence, there shall be no acceleration of benefits under Options or determines that only certain or limited benefits under Options shall be accelerated and the extent to which they shall be accelerated, and/or establishes a different time in respect of such Change in Control Event for such acceleration, then upon the occurrence of a Change in Control Event each Option shall become immediately exercisable. The Committee may override the limitations on acceleration in this Section 3.2(b) by express provision in the Option Agreement and may accord any Eligible Employee a right to refuse any acceleration, whether pursuant to the Option Agreement or otherwise, in such circumstances as the Committee may approve. Any acceleration of Options shall comply with applicable regulatory requirements, including without limitation Section 422 of the Code.

          (c) Possible Early Termination of Accelerated Options. If any Option or other right to acquire Common Stock under this Plan has been fully accelerated as permitted by Section 3.2(b) but is not exercised prior to
(i) a dissolution of the Corporation, or (ii) a reorganization event described in Section 3.2(a) that the Corporation does not survive, or (iii) the consummation of reorganization event described in Section 3.2(a) that results in a change of control approved by the Board, and no provision has been made for the survival, substitution, exchange or other settlement of such Option or right, such Option or right shall thereupon terminate.

     3.3  Effect of Termination of Employment.  The
Committee shall establish in respect of each Option granted to an Eligible Employee the effect of a termination of employment on the rights and benefits thereunder and in so doing may make distinctions based upon the cause of termination.

     3.4  Compliance with Laws.

          This Plan, the granting and vesting of Options under this Plan and the issuance and delivery of shares of Common Stock and/or the payment of money under this Plan or under Options granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Corporation, provide such assurances and representations to the Corporation as the Corporation may deem necessary or desirable to assure compliance with all applicable legal requirements.

     3.5  Tax Withholding.

          Upon exercise of any Option, the Company shall have the right at its option to (i) require the Eligible Employee (or Personal Representative or Beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Company may be required to withhold with respect to such transaction or (ii) deduct from any amount payable in cash the amount of any taxes which the Company may be required to withhold with respect to such cash amount. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Committee may grant (either at the time of the Option or thereafter) to the Eligible Employee the right to elect, pursuant to such rules and subject to such conditions as the Committee may establish, to have the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares valued at their then Fair Market Value, to satisfy such withholding obligation.

     3.6  Plan Amendment, Termination and Suspension.

          (a) Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No Options may be granted during any suspension of this Plan or after termination of this Plan, but the Committee shall retain jurisdiction as to Options then outstanding in accordance with the terms of this Plan.

          (b)  Shareholder Approval.  If any amendment would
(i) materially increase the benefits accruing to Eligible Employees under this Plan, (ii) materially increase the aggregate number of securities that may be issued under this Plan, or (iii) materially modify the requirements as to eligibility for participation in this Plan, then to the extent then required by Rule 16b-3 to secure benefits thereunder or to avoid liability under Section 16 of the Exchange Act (and Rules thereunder) or required under
Section 425 of the Code or any other applicable law, or deemed necessary or advisable by the Board, such amendment shall be subject to shareholder approval.

          (c) Amendments to Options. Without limiting any other express authority of the Committee under but subject to the express limits of this Plan, the Committee by agreement or resolution may waive conditions of or limitations on Options to Eligible Employees that the Committee in the prior exercise of its discretion has imposed, without the consent of an Eligible Employee, and may make other changes to the terms and conditions of Options that do not affect in any manner materially adverse to the Eligible Employee, his or her rights and benefits under an Option.

          (d)  Limitations on Amendments to Plan and
Options. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Option shall, without written consent of the Eligible Employee, affect in any manner materially adverse to the Eligible Employee any rights or benefits of the Eligible Employee or obligations of the Corporation under any Option granted under this Plan prior to the effective date of such change. Changes contemplated by Section 3.2 shall not be deemed to constitute changes or amendments for purposes of this
Section 3.6.

     3.7  Privileges of Stock Ownership.

          Except as otherwise expressly authorized by the Committee or this Plan, an Eligible Employee shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by him or her. No adjustment will be made for dividends or other rights as a shareholders for which a record date is prior to such date of delivery.

     3.8  Effective Date of the Plan.

          This Plan shall be effective as of June 7, 1994, the date of Board approval, subject to shareholder approval within 12 months thereafter.

     3.9  Term of the Plan.

          No Option shall be granted more than ten years after the effective date of this Plan (the "termination date"). Unless otherwise expressly provided in this Plan or in an applicable Option Agreement, any Option theretofore granted may extend beyond such date, and all authority of the Committee with respect to Options hereunder shall continue during any suspension of this Plan and in respect of outstanding Options on such termination date.

     3.10 Governing Law/Construction/Severability.

          (a) Choice of Law. This Plan, the Options, all documents evidencing Options and all other related documents shall be governed by, and construed in accordance with the laws of the state of incorporation of the Corporation.

          (b) Severability. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

          (c)  Plan Construction.

               (1)  Rule 16b-3.  It is the intent of the
     Corporation that this Plan and Options hereunder satisfy and be interpreted in a manner that in the case of Eligible Employees who are or may be subject to
     Section 16 of the Exchange Act satisfies the applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder. If any provision of this Plan or any Option would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, but to the extent of any remaining irreconcilable conflict with such intent as to such persons in the circumstances, such provision shall be disregarded.

               (2)  Section 162(m).  It is the further
     intent of the Corporation that Options with an exercise or base price of not less than Fair Market Value on the date of grant qualify as performance-based compensation under Section 162(m) of the Code, and this Plan shall be interpreted consistent with such intent. Any provision, application or interpretation of this Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

     3.11 Captions.

          Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

     3.12 Effect of Change of Subsidiary Status.

          For purposes of this Plan and any Option hereunder, if an entity ceases to be a Subsidiary a termination of employment shall be deemed to have occurred with respect to each employee of such Subsidiary who does not continue as an employee of another entity within the Company.

     3.13 Non-Exclusivity of Plan.

          Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

IV. DEFINITIONS.

     4.1  Definitions.

          (a) "Beneficiary" shall mean the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified in the Option Agreement and under this Plan in the event of an Eligible Employee's death, and shall mean the Eligible Employee's executor or administrator if no other Beneficiary is identified and able to act under the circumstances.

          (b) "Board" shall mean the Board of Directors of the Corporation.

          (c) "Change in Control Event" shall mean any of the following:

               (1)  Approval by the shareholders of the
     Corporation of the dissolution or liquidation of the Corporation;

               (2)  Approval by the shareholders of the
     Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities that are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned by shareholders of the Corporation immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Corporation's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization);

               (3)  Approval by the shareholders of the
     Corporation of the sale of substantially all of the Corporation's business and/or assets to a person or entity which is not a Subsidiary;

               (4)  Any "person" (as such term is used in
     Sections 13(d) and 14(d) of the Exchange Act but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than a person having such ownership at the time of adoption of this Plan, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation's then outstanding securities entitled to then vote generally in the election of directors of the Corporation; or

               (5)  During any period not longer than two
     consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

          (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          (e) "Commission" shall mean the Securities and Exchange Commission.

          (f) "Committee" shall mean a committee appointed by the Board to administer this Plan, which committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law, each of whom, during such time as one or more Eligible Employees may be subject to Section 16 of the Exchange Act, shall be Disinterested.

          (g) "Common Stock" shall mean the Common Stock of the Corporation and such other securities or property as may become the subject of Options, or become subject to Options, pursuant to an adjustment made under Section 3.2 of this Plan.

          (h)  "Company" shall mean, collectively, the
Corporation and its Subsidiaries.

          (i)  "Corporation" shall mean Kit Manufacturing
Company and its successors.

          (j) "Disinterested" shall mean disinterested within the meaning of any applicable regulatory requirements, including Rule 16b-3.

          (k)  "Eligible Employee" shall mean an officer
(whether or not a director) or key executive, administrative, managerial, production, marketing or sales employee of the Company.

          (l)  "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended.

          (m)  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended from time to time.

          (n) "Fair Market Value" shall mean the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal national securities exchange on which the Common Stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date, then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares.

          (o) "Incentive Stock Option" shall mean an Option which is designated as an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions as are necessary to comply with that section.

          (p)  "Nonqualified Stock Option" shall mean an
Option that is designated as a Nonqualified Stock Option and shall include any Option intended as an Incentive Stock
Option that fails to meet the applicable legal requirements thereof. Any Option granted hereunder that is not designated as an Incentive Stock Option shall be deemed to be designated a Nonqualified Stock Option under this Plan.

          (q) "Non-Employee Director" shall mean a member of the Board of Directors of the Corporation who is not an officer or employee of the Company.

          (r)  "Option" shall mean an option to purchase
Common Stock under this Plan. The Committee shall designate any Option granted to an Eligible Employee as a Nonqualified
Stock Option or an Incentive Stock Option.

          (s) "Option Agreement" shall mean any writing setting forth the terms of an Option that has been authorized by the Committee.

          (t) "Option Date" shall mean the date upon which the Committee took the action granting an Option or such later date as the Committee designates as the Option Date at the time of the Option.

          (u)  "Option Period" shall mean the period
beginning on an Option Date and ending on the expiration date of such Option.

          (v) "Personal Representative" shall mean the person or persons who, upon the disability or incompetence of a Eligible Employee, shall have acquired on behalf of the Eligible Employee, by legal proceeding or otherwise, the power to exercise the rights or receive benefits under this Plan and who shall have become the legal representative of the Eligible Employee.

          (w)  "Plan" shall mean this 1994 Stock Option
Plan, as amended from time to time.

          (x)  "QDRO" shall mean a qualified domestic
relations order as defined in Section 414(p) of the Code or Title I, Section 206(d)(3) of ERISA (to the same extent as if this Plan were subject thereto), or the applicable rules thereunder.

          (y)  "Rule 16b-3"  shall mean Rule 16b-3 as
promulgated by the Commission pursuant to the Exchange Act, as amended from time to time.

          (z)  "Section 16 Person" shall mean a person
subject to Section 16(a) of the Exchange Act.

          (aa) "Securities Act" shall mean the Securities
Act of 1933, as amended from time to time.

          (bb) "Subsidiary" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

          (cc) "Total Disability" shall mean a "permanent and total disability" within the meaning of Section 22(e)(3) of the Code and such other disabilities, infirmities, afflictions or conditions as the Committee by rule may include.

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                  KIT MANUFACTURING COMPANY
                   1994 STOCK OPTION PLAN


                      TABLE OF CONTENTS


                                                        Page


I.   THE PLAN . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  Purpose . . . . . . . . . . . . . . . . . . . .  1
     1.2  Administration and Authorization; Power and
          Procedure . . . . . . . . . . . . . . . . . . .  1
     1.3  Participation . . . . . . . . . . . . . . . . .  2
     1.4  Shares Available for Options; Share Limits. . .  3
     1.5  Grant of Options. . . . . . . . . . . . . . . .  3
     1.6  Option Period . . . . . . . . . . . . . . . . .  4
     1.7  Limitations on Exercise of Options. . . . . . .  4
     1.8  Acceptance of Notes to Finance Exercise . . . .  4
     1.9  No Transferability. . . . . . . . . . . . . . .  5

II.  OPTIONS. . . . . . . . . . . . . . . . . . . . . . .  6
     2.1  Grants. . . . . . . . . . . . . . . . . . . . .  6
     2.2  Option Price. . . . . . . . . . . . . . . . . .  6
     2.3  Limitations on Grant and Terms of Incentive
          Stock Options . . . . . . . . . . . . . . . . .  7
     2.4  Limits on 10% Holders . . . . . . . . . . . . .  7
     2.5  Option Repricing/Cancellation and
          Regrant/Waiver of Restrictions. . . . . . . . .  8

III. OTHER PROVISIONS . . . . . . . . . . . . . . . . . .  8
     3.1  Rights of Eligible Employees and
          Beneficiaries . . . . . . . . . . . . . . . . .  8
     3.2  Adjustments; Acceleration . . . . . . . . . . .  9
     3.3  Effect of Termination of Employment . . . . . . 10
     3.4  Compliance with Laws. . . . . . . . . . . . . . 10
     3.5  Tax Withholding . . . . . . . . . . . . . . . . 11
     3.6  Plan Amendment, Termination and Suspension. . . 11
     3.7  Privileges of Stock Ownership . . . . . . . . . 12
     3.8  Effective Date of the Plan. . . . . . . . . . . 12
     3.9  Term of the Plan. . . . . . . . . . . . . . . . 12
     3.10 Governing Law/Construction/Severability . . . . 12
     3.11 Captions. . . . . . . . . . . . . . . . . . . . 13
     3.12 Effect of Change of Subsidiary Status . . . . . 13

IV. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . 14
     4.1  Definitions . . . . . . . . . . . . . . . . . . 14

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